SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2004

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (907) 789-4844

Not Applicable
(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit

    News release of Alaska Pacific Bancshares, Inc. dated February 27, 2004

Item 9. Regulation FD Disclosure

On February 27, 2004, Alaska Pacific Bancshares, Inc. issued its earnings release for the quarter ended December 31, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition." The information in this report shall not be treated as "filed" for purposes of the Securities Exchange Act of 1934 and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

                                                                                              ALASKA PACIFIC BANCSHARES, INC.

 DATE: February 27, 2004                                                    By:       /s/Roger K. White
                                                                                                         Roger K. White
                                                                                                         Senior Vice President and
                                                                                                               Chief Financial Officer

Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC ANNOUNCES RECORD RESULTS
FOR FOURTH QUARTER AND YEAR

JUNEAU, Alaska, February 27, 2004 - Alaska Pacific Bancshares, Inc. (OTCBB: AKPB), the parent company of Alaska Pacific Bank, announced net income of $117,000, or $.19 per diluted share, for the fourth quarter of 2003, and $503,000, or $.81 per diluted share, for the year ended December 31, 2003.

Net income for the fourth quarter and the year are not comparable with the same periods in 2002 due to a change in the Company's accounting for income tax. While 2003 net income includes a normal income tax provision, 2002 net income for both the fourth quarter and the year reflected the recognition of a net tax benefit of $592,000. For several years, the Company had no income tax provision due to net operating losses carried forward from prior years. Because of continuing profitability, however, management was able to conclude that the benefit of remaining net operating losses at December 31, 2002, were likely to be fully realized, resulting in full recognition of net deferred tax assets in the financial statements at that date. Also affecting comparability of income, 2003 includes a first-quarter net loss of $85,000 on the sale of its building in Ketchikan

Pre-tax income for the fourth quarter was $195,000 ($.31 per share) in 2003, compared with $380,000 ($.63 per share) in 2002. For the entire year, pre-tax income, excluding loss on sale of building, was $923,000 ($1.49 per share) in 2003, compared with $1,185,000 ($1.99 per share) in 2002. The $185,000 year-to-year decline in fourth quarter pre-tax income was primarily due to lower gains on sale of mortgage loans, which were just $23,000 in 2003 compared with $197,000 in 2002. For the year, the $262,000 (22%) decline was primarily due to higher expenses and a lower net interest margin, partially offset by increased noninterest income and a lower provision for loan losses.

Net interest income for the fourth quarter increased $38,000 (2.2%) in 2003 compared with 2002. This small increase was the result of higher average loans and other earning assets offset by a lower net interest margin on earning assets, which declined to 4.59% from 4.82%. For the entire year, net interest income decreased $155,000 (2.3%) in 2003 compared with 2002, as a result of both lower average earning assets and a lower net interest margin, which declined to 4.50% from 4.97%.

Loans (excluding loans held for sale) decreased during the first quarter of 2003 from $107.3 million at December 31, 2002 to $103.6 million at March 31, 2003, and then increased to a record $125.3 million at December 31, 2003. Production of new loans of all types remained strong throughout the year, but new mortgage loans were sold into the secondary market during the first few months of the year. In the low interest rate environment, prepayment and refinancing of loans - commercial as well as residential - accelerated the decline in average yield on the loan portfolio. The yield decline in 2003 was not as rapid as it was in 2002 but, unlike 2002, it could not be matched with a corresponding decrease in the rates paid on deposits, which were already at historically low rates when 2003 began. This "squeeze" in margin was an important factor leading to the decline in net interest income in 2003, and we may not see margins fully recover for several more quarters.

Total nonperforming assets in fourth quarter 2003 of $616,000, is a significant decrease from $1,966,000 at year-end 2002. This decrease is the result of the payoffs and satisfactory resolution of three nonperforming loans.

Noninterest income, excluding gains on sale of mortgage loans, increased $101,000 (10.7%) in 2003 compared with 2002, despite a small decrease of $12,000 (4.8%) in the fourth quarter of 2003 compared with the same quarter in 2002. The overall increase was primarily due to an increasing customer base, especially small businesses.

Noninterest expense in 2003 increased $483,000 (7.3%) for the year and $52,000 (3.0%) for the fourth quarter, each in comparison with the corresponding periods in 2002. The growth in expense was the result of normal cost increases as well as gradual increases in staffing for commercial lending and business development.

Total assets increased 6.7% to $164.6 million at the end of 2003, compared with $154.4 million at the end of 2002.

As previously announced, the Company declared a regular quarterly dividend of $.07 per share, payable February 20, 2004, to shareholders of record as of February 9, 2004.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy in Southeast Alaska, the real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:   Roger K. White                                                      Craig E. Dahl
                 Senior Vice President and CFO             or               President and CEO
                 907-790-5135                                                         907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Fourth Quarter 2003
(dollars in thousands, except per-share amounts)

	Three Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002
Condensed Income Statement:
Interest income	$2,169	$2,217	$2,276
Interest expense	(417)	(447)	(562)
Net interest income	1,752	1,770	1,714
Provision for loan losses	(60)	(30)	(75)
Gain on sale of mortgage loans	23	25	197
Other noninterest income	238	283	250
Other noninterest expense	(1,758)	(1,724)	(1,706)
Net income before income tax	195	324	380
Income tax (expense) benefit	(78)	(130)	592
Net income	$ 117	$ 194	$ 972

Earnings per share:
Basic	$ .20	$ .33	$1.69
Diluted	$ .19	$ .31	$1.61

Performance Ratios:
Return on average equity	3.08%	5.16%	26.89%
Return on average assets	0.29	0.48	2.56
Yield on average earning assets	5.68	5.86	6.41
Cost of average interest-bearing liabilities	1.31	1.44	1.87
Interest rate spread	4.37	4.41	4.54
Net interest margin on:
Average earning assets	4.59	4.68	4.82
Average total assets	4.28	4.35	4.51
Efficiency ratio (a)	88.34	83.97	86.86

Average balances:
Loans	$121,042	$110,134	$113,495
Earning assets	152,832	151,441	142,117
Assets	163,671	162,585	152,045
Interest-bearing deposits	117,874	114,287	115,315
Total deposits	137,759	135,128	132,635
Interest-bearing liabilities	127,169	123,803	120,315
Shareholders' equity	15,179	15,042	14,460

Average shares outstanding:
Basic	588,376	586,376	574,311
Diluted	623,864	621,871	603,564

	Year Ended
	December 31, 2003	December 31, 2002
Condensed Income Statement:
Interest income	$8,628	$9,315
Interest expense	(1,921)	(2,453)
Net interest income	6,707	6,862
Provision for loan losses	(195)	(370)
Gain on sale of mortgage loans	344	329
Other noninterest income	1,044	943
Loss on sale of building	(85)	-
Other noninterest expense	(7,062)	(6,579)
Net income before income tax	838	1,185
Income tax (expense) benefit	(335)	592
Net income	$ 503	$1,777

Earnings per share:
Basic	$.86	$3.10
Diluted	.81	2.98

Performance Ratios:
Return on average equity	3.34%	12.93%
Return on average assets	.32	1.21
Yield on average earning assets	5.79	6.75
Cost of average interest-bearing liabilities	1.55	2.09
Interest rate spread	4.25	4.66
Net interest margin on:
Average earning assets	4.50	4.97
Average total assets	4.20	4.66
Efficiency ratio (a)	91.11	84.29

Average balances:
Loans	$110,125	$114,864
Earning assets	148,906	138,066
Assets	159,606	147,264
Interest-bearing deposits	114,581	112,013
Total deposits	132,710	126,359
Interest-bearing liabilities	124,038	117,498
Shareholders' equity	15,039	13,748

Average shares outstanding:
Basic	584,940	572,344
Diluted	620,245	596,883

	December 31,	September 30,	December 31,
	2003	2002	2002
Balance sheet data:
Total assets	$164,559	$164,475	$154,339
Loans, net	124,123	113,420	106,122
Total deposits	138,612	138,498	132,681
Federal Home Loan Bank advances	9,219	9,440	5,000
Shareholders' equity	15,257	15,101	14,967

Shares outstanding (b)	626,132	626,132	623,132

Book value per share	$ 24.37	$ 24.12	$ 24.02

Asset quality:
Allowance for loan losses	$1,159	$1,102	$1,152
Allowance as a percent of loans	0.93%	0.96%	1.07%
Nonaccrual loans	$ 313	$ 313	$1,777
Total nonperforming assets	616	619	1,966
Net chargeoffs (recoveries) for quarter	2	86	24
Net chargeoffs for year	188		157

  Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.
  Excludes only treasury stock.